UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2022

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	25-1811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
  44 Hersha Drive
Harrisburg, Pennsylvania 17102
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (717) 236-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares of Beneficial Interest, par value $.01 per share	HT	New York Stock Exchange
6.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share	HT-PC	New York Stock Exchange
6.50% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share	HT-PD	New York Stock Exchange
6.50% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share	HT-PE	New York Stock Exchange

Item 1.01 Entry Into a Material Definitive Agreement.
On August 4, 2022, Hersha Hospitality Trust (the “Company”), together with certain subsidiaries, entered into a Credit Agreement (the “Credit Agreement”) with certain lenders (the “Lenders”), for whom Citibank, N.A. (“Citibank”) is acting as the administrative agent and collateral agent. The Term Loan (as defined below) refinancing was arranged by Citibank, Wells Fargo Securities, LLC, and Manufacturers and Traders Trust Company as joint lead arrangers and joint book running managers. Wells Fargo Bank, N.A. and Manufacturers and Traders Trust Company acted as co-syndication agents. Manufacturers and Traders Trust Company, Fifth Third Bank and Wilmington Savings Fund Society, FSB acted as co-documentation agents. Other participating lenders include Goldman Sachs Bank USA, Raymond James Bank, N.A., The Huntington National Bank and The Provident Bank. The Credit Agreement provides for a $100,000,000 senior secured revolving line of credit and a $400,000,000 senior secured term loan (the “Term Loan”). The Company’s operating partnership, Hersha Hospitality Limited Partnership (the “Operating Partnership”), is the borrower under the Credit Agreement with the Company as the parent guarantor. The maturity date of the revolving credit facility is August 4, 2024 and the maturity date of the term loan is August 4, 2024. The Operating Partnership has the right to extend the maturity date of either or both the revolving credit facility and the term loan for one additional twelve-month period subject to satisfaction of certain conditions and required lender consent. Pursuant to the Credit Agreement, the Company and certain indirect subsidiaries of the Company guarantee to the Lenders all of the obligations of the Operating Partnership and each other guarantor under the Credit Agreement, any notes and the other loan documents, including any obligations under hedging arrangements. From time to time, the Operating Partnership may be required to cause additional subsidiaries to become guarantors under the Credit Agreement.

Subject also to financial covenants, sublimits and other restrictions contained in the Credit Agreement, availability under the Credit Agreement is based on the lesser of (a) the aggregate amount of the total revolving commitments and term loan commitments and (b) the least of (x) the Borrowing Base Value (as defined in the Credit Agreement) attributable to Borrowing Base Assets (as defined in the Credit Agreement and as described below), (y) the amount that would result in a ratio of adjusted net operating income for all Borrowing Base Assets to the available amount of outstanding letters of credit plus the outstanding advances equaling 12%, and (z) the amount that would result in the ratio of all outstanding advances and letters of credit to the value of all Borrowing Base Assets equaling 55%. Eighteen properties are Borrowing Base Assets as of the closing of the Credit Agreement: The Boxer, NU Hotel, Parrot Key Resort, Winter Haven Hotel, Blue Moon Hotel, The Rittenhouse, Cadillac Hotel and Beach Club Miami Beach, Hampton Inn Manhattan-Seaport Financial District, Hilton Garden Inn JFK, Hyatt House White Plains, Holiday Inn Express 29th Street, Envoy Hotel, Ambrose Hotel, Mystic Marriot, The Westin Philadelphia, Gate JFK Airport Hotel, Ritz Carlton Georgetown, and the Pan Pacific Hotel. All Borrowing Base Assets other than Gate JFK Airport Hotel and Ritz Carlton Georgetown are, as of the closing of the Credit Agreement, subject to a mortgage or deed of trust, as applicable, securing indebtedness and other obligations under the Credit Agreement.

The Operating Partnership, subsidiary guarantors, and certain other affiliates of the Operating Partnership (the “Grantors”) also entered into a separate Security Agreement (the “Security Agreement”), pursuant to which the Grantors pledged, in favor of the collateral agent, either (i) all or substantially all of their assets or (ii) the equity held in their direct subsidiaries, as described in the Security Agreement. From time to time, the Operating Partnership may be required to cause additional subsidiaries to become grantors under the Security Agreement.

All borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the option of the Company, either (i) Adjusted Term SOFR (defined as the forward-looking term rate based on SOFR plus 0.10%) or (ii) the Base Rate (defined as the highest of (a) the rate of interest announced publicly by Citibank, as its base rate, (b) ½ of 1% per annum above the Federal Funds Rate (as defined in the Credit Agreement) and (c) the Adjusted Term SOFR for a one-month Interest Period (as defined in the Credit Agreement) in effect on such day plus 1.00% per annum), in either case, plus the Applicable Margin (as defined in the Credit Agreement). The Applicable Margin is (i) with respect to any Adjusted Term SOFR Advance, 2.50% and (ii) with respect to any Base Rate Advance, 1.50%. The Credit Agreement provides for a 0.00% floor for borrowings at Adjusted Term SOFR and a 1.00% floor for borrowings at the Base Rate. The Credit Agreement also permits the issuance of letters of credit.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including maximum leverage ratio, minimum fixed charge coverage ratio and maximum dividend payout ratio financial covenants, borrowing base financial covenants, limitations on liens, incurrence of debt, investments, mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the credit facility being terminated and allow the Lenders to exercise all rights and remedies available to them.

Several of the Lenders and their affiliates have provided, and they and other Lenders and their affiliates may in the future provide, various investment banking, commercial banking, fiduciary and advisory services for the Company from time to time for which they have received, and may in the future receive, customary fees and expenses.

Capitalized terms used in this Item 1.01 and not otherwise defined have the meanings ascribed to them in the Credit Agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the Security Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing descriptions of the Credit Agreement and Security Agreement are qualified in its entirety by reference to the full text of the Credit Agreement and full text of the Security Agreement.

Item 1.02 Termination of a Material Definitive Agreement

On August 4, 2022, the Company entered into the Credit Agreement described in Item 1.01 of this Current Report, and then the Company proceeded to immediately withdraw $400,000,000 from the new senior secured credit facility. The proceeds from the initial draw were used, in connection with other funds, to pay off and terminate the (i) Term Loan Agreement, dated as of August 2, 2016, by and among the Operating Partnership, as borrower, the Company, as parent guarantor, the subsidiary guarantors named therein, the lenders from time to time party thereto, and Citibank, as administrative agent (as amended and modified from time to time, the “2016 Term Loan Agreement”), (ii) Second Amended and Restated Credit Agreement, dated as of August 10, 2017, by and among the Operating Partnership, as borrower, the Company, as parent guarantor, the subsidiary guarantors named therein, the lenders from time to time party thereto, and Citibank, as administrative agent (as amended and modified from time to time, the “2017 Credit Agreement”), and (iii) Amended and Restated Term Loan Agreement, dated as of September 10, 2019, by and among the Operating Partnership, as borrower, the Company, as parent guarantor, the subsidiary guarantors named therein, the lenders from time to time party thereto, and Citibank, as administrative agent (as amended and modified from time to time, the “2019 Loan Agreement”, and together with the 2016 Term Loan Agreement and 2017 Credit Agreement, the “Prior Facilities”).

The material terms and conditions pertaining to the Credit Agreement are set forth in Item 1.01 of this Current Report and to the extent required by Item 1.02 of Form 8-K, the information contained in or incorporated by reference into Item 1.01 of this Current Report is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events
In conjunction with the closing of the Credit Agreement, the Company fully redeemed the Company’s junior subordinated notes, which the Company entered into on February 17, 2021, payable at a redemption price of 104%, or approximately $164.4 million in the aggregate, plus accrued interest.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of August 4, 2022, by and among Hersha Hospitality Limited Partnership, as borrower, Hersha Hospitality Trust, as parent guarantor, the subsidiary guarantors named therein, as guarantors, the initial lenders and initial issuing banks named therein, Citibank, N.A., as administrative agent and collateral agent, Wells Fargo Bank, N.A. and Manufacturers and Traders Trust Company, as co-syndication agents, Manufacturers and Traders Trust Company, Fifth Third Bank and Wilmington Savings Fund Society, FSB, as co-documentation agents, and Citibank, N.A., Wells Fargo Securities, LLC, and Manufacturers and Traders Trust Company, as joint lead arrangers and joint book running managers.

10.2
Security Agreement, dated as of August 4, 2022, by and among Hersha Hospitality Limited Partnership, as borrower and a grantor, the other Grantors party thereto, and Citibank, N.A., as collateral agent.*

*	Pursuant to Item 601(b)(2) of Regulation S-K, the Company hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to the Security Agreement.
104	Cover Page Interactive Data File

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: August 8, 2022	By:	/s/ Ashish R. Parikh
	Name:	Ashish R. Parikh
	Title:	Chief Financial Officer